Exhibit (n)

FIRST EAGLE FUNDS

First Eagle Global Fund

First Eagle Overseas Fund

First Eagle Gold Fund

First Eagle U.S. Value Fund

First Eagle Global Income Builder Fund

First Eagle High Income Fund

First Eagle Fund of America

First Eagle Small Cap Opportunity Fund

AMENDED AND RESTATED MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

WHEREAS, First Eagle Funds (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, shares of beneficial interest of the Trust are currently divided into eight series: First Eagle Global Fund (“Global Fund”), First Eagle Overseas Fund (“Overseas Fund”), First Eagle Gold Fund (“Gold Fund”), First Eagle U.S. Value Fund (“U.S. Value Fund”), First Eagle Global Income Builder Fund (“Global Income Builder Fund”), First Eagle High Income Fund (“High Income Fund”), First Eagle Fund of America and First Eagle Small Cap Opportunity Fund (“Small Cap Fund”) (each, a “Fund” and collectively, the “Funds”); and

WHEREAS, the Trust employs First Eagle Investment Management, LLC (the “Adviser”) as its investment adviser, and FEF Distributors, LLC (“Underwriter”) as underwriter and distributor of the securities of which it is the issuer.

NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, an Amended and Restated Multi-Class Plan pursuant to Rule 18f-3 under the 1940 Act (the “Plan”), as set forth below:

1.          Features of the Classes. Except for the Small Cap Fund, each Fund shall issue its share of beneficial interest in eight classes (nine classes in the case of First Eagle Fund of America):

▪	Class A Shares

▪	Class C Shares

▪	Class R3 Shares

▪	Class R4 Shares

▪	Class R5 Shares
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▪	Class R6 Shares

▪	Class Y Shares (only for First Eagle Fund of America)

▪	Class I Shares

▪	Class T Shares

The Small Cap Fund shall issue its share of beneficial interest in three classes:

▪	Class A Shares

▪	Class R6 Shares

▪	Class I Shares

Shares of each class of a Fund shall represent an equal pro rata interest in that Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class of a Fund shall have a different designation; (b) each class of a Fund shall bear any Class Expenses, as defined in Section 3 below; (c) each class of a Fund shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class of a Fund shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class of the Fund. In addition, shares of each class of a Fund shall have the features described in Paragraphs 2, 3, 4 and 5 below.

2.          Distribution Plan. The Trust has adopted a Distribution Plan with respect to the Class A Shares, Class C Shares, Class R3 Shares, Class R4 Shares and Class T Shares of each of the Global Fund, Overseas Fund, Gold Fund, U.S. Value Fund, Global Income Builder Fund, High Income Fund and Small Cap Fund, as applicable, pursuant to Rule 12b-l promulgated under the 1940 Act.

▪	The Class A Distribution Plan authorizes the Trust to make payments to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of the Class A Shares of each Fund, at an annual rate of up to 0.25% of the average daily net asset value of the assets attributable to the Class A Shares of that Fund.

▪	The Class C Distribution Plan authorizes the Trust to make payment to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of Class C shares of a Fund, at an annual rate of up to 1.00% of the average daily net asset value of the assets attributable to the Class C shares of that Fund, provided that up to 0.25% of such average daily net assets may be designated out of such payment as a “service fee”, as defined in the rules and policy statements of the Financial Industry Regulatory Authority, Inc. (“FINRA”).
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▪	The Class R3 Distribution Plan authorizes the Trust to make payments to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of the Class R3 Shares of a Fund, at an annual rate of up to 0.35% of the average daily net asset value of the assets attributable to the Class R3 Shares of that Fund, provided that up to 0.10% of such average daily net assets may be designated out of such payment as a “service fee,” as defined in the rules and policy statements of the FINRA.

▪	The Class R4 Distribution Plan authorizes the Trust to make payments to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of the Class R4 Shares of a Fund, at an annual rate of up to 0.10% of the average daily net asset value of the assets attributable to the Class R4 Shares of that Fund.
▪	The Class T Distribution Plan authorizes the Trust to make payments to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of the Class T Shares of a Fund, at an annual rate of up to 0.25% of the average daily net asset value of the assets attributable to the Class T Shares of that Fund.

The Trust has adopted a Distribution Plan with respect to the Class A Shares, Class C Shares, Class Y Shares, Class R3 Shares, Class R4 Shares and Class T Shares of First Eagle Fund of America.

▪	The Class A Distribution Plan authorizes the Trust to make payments to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of the Class A Shares, at an annual rate of up to 0.25% of the average daily net asset value of the assets attributable to the Class A Shares.

▪	The Class C Distribution Plan authorizes the Trust to make payments to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of Class C Shares, at an annual rate of up to 1.00% of the average daily net asset value of the assets attributable to the Class C Shares, provided that up to 0.25% of such average daily net assets may be designated out of such payment as a “service fee,” as defined in the rules and policy statements of the FINRA.

▪	The Class Y Distribution Plan authorizes the Trust to make payments to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of Class Y Shares, at an annual rate of up to 0.25% of the average daily net asset value of the assets attributable to the Class Y Shares.

▪	The Class R3 Distribution Plan authorizes the Trust to make payments to
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the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of the Class R3 Shares, at an annual rate of up to 0.35% of the average daily net asset value of the assets attributable to the Class R3 Shares, provided that up to 0.10% of such average daily net assets may be designated out of such payment as a “service fee,” as defined in the rules and policy statements of the FINRA.

▪	The Class R4 Distribution Plan authorizes the Trust to make payments to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of the Class R4 Shares, at an annual rate of up to 0.10% of the average daily net asset value of the assets attributable to the Class R4 Shares.

▪	The Class T Distribution Plan authorizes the Trust to make payments to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of the Class T Shares, at an annual rate of up to 0.25% of the average daily net asset value of the assets attributable to the Class T Shares.

Each Plan further authorizes the Adviser to make assistance payments out of the Adviser’s own resources to brokers, financial institutions and other financial intermediaries for shareholder accounts as to which a payee has rendered distribution services to the Trust. The Class I Shares and those Class R Shares not listed above (i.e., Class R5 and Class R6) of a Fund shall not participate in either Distribution Plan, nor shall any amounts payable under any Distribution Plan be used to make payments for distribution or other services incurred in connection with the sale of Class I and such Class R Shares (i.e., Class R5 and Class R6).

As used herein, the term “distribution and shareholder services” shall include, without limitation, paying for the printing and distribution of prospectuses sent to prospective investors, the preparation, printing and distribution of sales literature and the expenses associated with media advertisements and telephone and written correspondence with investors or prospective investors.

3.          Allocation of Income and Expenses.

(a)          The gross income of each Fund shall, generally, be allocated among the classes of that Fund on the basis of the relative net assets attributable to each Fund’s classes. To the extent practicable, certain expenses (other than Class Expenses, as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the relative net assets of each class of the Fund. These expenses include:

(1)         Expenses incurred by the Trust (for example, fees of Trustees, auditors and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Trust Level Expenses”) that are allocated to the Fund; and

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(2)         Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

(b)         Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (i) payments made pursuant to a distribution plan and/or a service plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) trustees’ fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which covered distribution expenses are incurred. All other “Class Expenses” listed in categories (ii)-(viii) above may be allocated to a class but only if the President or Chief Financial Officer has determined, subject to Board approval or ratification, that such categories of expenses may be treated as Class Expenses consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

Accordingly, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Trust Level Expenses and Fund Expenses will be allocated among the classes of shares of such Fund based on their relative net asset values. Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among the classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended.

4.          Exchange Privileges.      Subject to limitations disclosed in a Fund’s Prospectus or Statement of Additional Information and in accordance with the procedures described therein, the shares of each Fund may be exchanged for the shares of each of the Trust’s other funds. The exchange privileges may be modified or terminated at any time, or from time to time (in each case, upon 60 days’ notice to shareholders with respect to any termination or modification that would have the effect of limiting shareholder exchange privileges, provided that no such notice is required with respect to exchanges for shares of a fund that for any reason ceases to accept subscriptions). Exchanges of Class T shares are not permitted.

5.          Conversion Features.       (a) Subject to limitations and eligibility requirements disclosed in a Fund’s Prospectus or Statement of Additional Information and to any conversion procedures, including share holding periods and/or conversion charges, described therein, the shares of each Fund may be converted as follows:

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(1)        Class A shares and Class C shares of a Fund and Class Y shares of the Fund of America having an aggregate value of $1 million or more may be converted into Class I shares of the same Fund, and Class A shares of these Funds held through certain “wrap fee” programs and 401(k) plans also may be eligible to be converted to Class I shares of the same Fund;

(2)        Class C Shares and Class T Shares of a Fund may be converted into Class A Shares, Class I Shares or, in the case of Fund of America Class Y Shares, of the same Fund, provided that such conversion is taking place in a broker-dealer sponsored fee-based or “wrap” account or for accounts investing through an investment adviser or financial planner who charges a consulting, management or other fee for its services.

(3)         Effective through a date to be specified by the Funds’ officers (expected on or about June 30, 2021), Class C shares of a Fund will be automatically converted into Class A shares of that Fund ten years after the end of the month of original purchase, provided that the applicable holding period can be identified. In the case of shares held through certain intermediary accounts, such as group retirement plan recordkeeping platforms, a Fund may not be able to independently determine the holding period for the shares to assess eligibility for the conversion. In addition, a financial intermediary may sponsor and/or control accounts, programs or platforms that impose a different conversion schedule or eligibility requirements in regards to the conversion of Class C shares into Class A shares. A Fund may not be able to initiate a conversion without the assistance of the intermediary in those circumstances. Shareholders holding shares of the Funds through such accounts will be suggested in the Funds’ prospectus to contact their intermediary with questions regarding conversions. Shorter holding periods than ten years may allow for conversion depending on the schedule and eligibility terms of the applicable intermediary.

(4)        Commencing at a date to be specified by the Funds’ officers (expected on or about July 1, 2021),Class C shares of a Fund will be automatically converted into Class A shares of that Fund eight years after the end of the month of original purchase, provided that the applicable holding period can be identified. In the case of shares held through certain intermediary accounts, such as group retirement plan recordkeeping platforms, a Fund may not be able to independently determine the holding period for the shares to assess eligibility for the conversion. In addition, a financial intermediary may sponsor and/or control accounts, programs or platforms that impose a different conversion schedule or eligibility requirements in regards to the conversion of Class C shares into Class A shares. A Fund may not be able to initiate a conversion without the assistance of the intermediary in those circumstances. Shareholders holding shares of the Funds through such accounts will be suggested in the Funds’ prospectus to contact their intermediary with questions regarding conversions. Shorter holding periods than eight years may allow for conversion depending on the schedule and eligibility terms of the applicable intermediary.

(5)        Shares of any other class may be converted to Class R3, Class R4, Class R5 or Class R6 Shares of the same Fund; and

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(6)        Class A Shares, Class I Shares and Class C Shares of each Fund and Class Y Shares of the Fund of America may be converted to Class T Shares of the same Fund.

(b)         Any such conversion shall take place at net asset value, shall not result in the realization of income or gain for federal income tax purposes and shall be tax free to shareholders. Only Class C Shares held longer than 13 months may be converted.

6.          Sales Charges. Class A Shares and Class C Shares shall be subject to a sales charge at the rates (and subject to the reductions and exemptions) described in the Funds’ prospectus. When the aggregate offering price of Class A Shares or Class C Shares of the Funds purchased by an investor qualifies the investor to purchase such shares without paying a sales charge, a contingent deferred sales charge may be imposed at the rates (and subject to the reductions and exemptions) described in the prospectus.

7.          Waiver or Reimbursement of Expenses. Expenses may be voluntarily waived or reimbursed by the Adviser or any other provider of services to the Trust without the prior approval of the Trust’s Board of Trustees. Voluntary waivers or reimbursements may be discontinued at any time, without prior notice, unless notice is required by disclosures made in the Fund’s Prospectus or Statement of Additional Information.

8.          Effectiveness of Plan. This Plan shall take effect upon approval by votes of a majority of both (a) the Trustees of the Trust and (b) the Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of the Trust, such Trustees having determined that the Plan as proposed to be adopted or amended, including the allocation of expenses, is in the best interests of each class individually and the Trust as a whole.

9.          Material Modifications. This Plan may be amended to modify materially its terms, provided that any such amendment will become effective only upon approval in the manner provided for initial approval in Paragraph 8 hereof.

IN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this Amended and Restated Multiple Class Plan as of the 3rd day of June, 2021.

FIRST EAGLE FUNDS

By:	/s/ Sheelyn Michael
Name:	Sheelyn Michael
Title:	Secretary
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